Filed pursuant to Rule 424(b)(3)

File Numbers 333-109114 and 333-114098

Prospectus Supplement

(to Prospectus dated August 12, 2005)

Antares Pharma, Inc.

Common Stock

20,329,105 Shares of Common Stock

Offered by Selling Stockholders

This prospectus supplement further supplements the prospectus dated August 12, 2005 of Antares Pharma, Inc. relating to the sale of shares of our common stock that may be sold from time to time in one or more offerings by several of our stockholders. We will not receive any proceeds from sales of shares of common stock by the selling stockholders. You should read this prospectus supplement in conjunction with the prospectus and the prior prospectus supplements dated December 12, 2005, January 20, 2006, March 21, 2006 and this prospectus supplement is qualified by reference to the prospectus and the prior prospectus supplements, except to the extent that the information in this prospectus supplement supercedes the information contained in the prospectus and the prior prospectus supplements.

The table of selling stockholders contained in the prospectus is hereby amended to revise the information for the following stockholders:

Name	Number of shares of Common Stock beneficially owned at April 26, 2006 (1)	Number of shares of Common Stock to be Offered (1)	Shares Owned after Completion of Offering (1) (2)
			Number	Percentage
Lake End Capital LLC (23)	325,833	325,833	0	0%
Crestview Capital Master, LLC (60)	1,416,666	1,416,666	0	0%
Valeurs Mobilieres Desjardins, Inc. (74)	49,993	49,993	0	0%

*	Indicates and amount less than one percent.

(1)	Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and generally includes voting or investment power with respect to securities. Each entity named in the table has sole voting and investment power, exercised by the individuals indicated in the following footnotes, with respect to all shares of stock listed as owned by such entity.

(2)	We do not have any knowledge of the number of shares the selling stockholders may sell pursuant to this or any other prospectus. Additionally, the warrants sold in our July 2003, February and March 2004 private placements are exercisable by any holder only to the extent that the number of shares of common stock issuable pursuant to such securities, together with the number of shares of common stock owned by such holder and its affiliates (but not including shares of common stock underlying unexercised shares of warrants) would not exceed 9.99% of the then outstanding common stock as determined in accordance with Section 13(d) of the Exchange Act. Each holder may, upon providing us with 61 days’ written notice, waive this 9.99% cap on exercises.

(23)	Lake End Capital, LLC is a New Jersey limited liability company. Jeffery B. Davis is the managing member of Lake End Capital, LLC and exercises voting and investment control over the shares owned by the company. The number of shares beneficially owned by Lake End Capital, LLC represents 33,333 shares issuable upon exercise of a February 20, 2004 warrant, 271,400 shares issuable upon exercise of a March 9, 2004 warrant and 21,100 shares issuable upon exercise of other warrants; all of which were assigned to Lake End Capital, LLC from Jeffery B. Davis.

(60)	Crestview Capital Partners, LLC (“CCP”) is the sole managing member of Crestview Capital Master LLC, a Delaware limited liability company, (“CCM”) and may be deemed to have sole voting and investment power with respect to the securities beneficially owned by CCM. CCP disclaims beneficial ownership of those securities. The Managing Members of CCP are Stewart Flink, Robert Hoyt and Daniel Warsh, each of who may be deemed to have voting and dispositive power over securities beneficially owned by CCM, and each of whom also disclaims beneficial ownership of these securities. The number of shares beneficially owned by Crestview Capital Master, L.L.C. represents 250,000 shares issuable upon exercise of its February 10, 2004 warrant and 750,000 shares issuable upon exercise of warrants purchased from Xmark Fund, L.P. and Xmark Funds, Ltd., and 83,333 shares issuable upon exercise of warrants purchased from Sabbatical Ventures, LLC, 273,833 shares issuable upon exercise of warrants purchased from Orian Biomedical Fund, LP, and 59,500 shares issuable upon exercise of warrants purchased from Orian Biomedical Offshore Fund, LP.

(74)	Valeurs Mobilieres Desjardins, Inc. is a Canadian corporation. The number of shares beneficially owned by Valeurs Mobilieres Desjardins, Inc. represents 49,993 shares issuable upon exercise of its February 20, 2004 warrant assigned from Whalehaven Fund Limited.

Jeffery B. Davis, Whalehaven Fund Limited, Orian Biomedical Fund, LP and Orian Biomedical Offshore Fund, LP are deleted from the selling stockholders table.

Investing in shares of our common stock involves risks that are described in the “Risk Factors” section beginning on page 3 of the prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is May 1, 2006.